CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Neuralstem, Inc. for the registration of 25,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 30, 2007, with respect to the financial statements of Neuralstem, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Dave Banerjee, CPA - An Accountancy Corp

Woodland Hills, CA
September 4, 2008